PHOENIX HEALTHCARE CORPORATION 2000 STOCK OPTION PLAN

ARTICLE 1
The Plan
1.1	Name. The name of this Plan is the Phoenix Healthcare Corporation 2000 Stock Option Plan.
1.2

Purpose and Scope. (a) The purposes of the Plan are to (i) attract and retain the best available personnel for positions of substantial responsibility, (ii) reward past and future contributions to the Company (or any Parent or Subsidiary), (iii) encourage ownership of the Company's common stock by key employees, directors and consultants of the Company (and of any current or future Parent or Subsidiary), and (iv) promote the Company's business success by creating a long-term mutuality of interests between Plan participants and the Company's stockholders.

(b) The Plan provides for granting of Nonqualified Stock Options. Grants can be made to Employees, Directors and Consultants.
1.3

Effective Date and Duration of Plan. This Plan is effective for a 10-year period commencing on June 19, 2000 and ending on June 18, 2010, provided that any Options granted under the Plan prior to the termination date shall continue to be exercisable in accordance with the terms of the Stock Option Agreement after that date.

ARTICLE 2
Definitions

Capitalized terms in this Plan shall have the following meanings:
2.1	Board. The Board of Directors of the Company.
2.2	Code. The Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder, or any replacement legislation.
2.3	Committee. Persons appointed by the Board of Directors to administer and oversee the Plan.
2.4	Common Stock. The common stock, par value $0.001 per share, of Phoenix Healthcare Corporation.
2.5	Company. Phoenix Healthcare Corporation, a Delaware corporation and any successor to such corporation, whether by merger, consolidation, liquidation or otherwise.
2.6	Consultant. Any person engaged by the Company (or any Parent or Subsidiary) as a non-Employee service provider pursuant to the terms of a written contract or otherwise.
2.7	Director. A member of the Board.
2.8	Disability. Permanent and total disability within the meaning of Section 22(e)(3) of the Code.
2.9	Employee. All persons employed by the Company or any Parent or Subsidiary, including officers.
2.10	Exchange Act. The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any replacement legislation.
2.11

Fair Market Value. As of any given date, (a) the price of the last trade of a Share as reported on NASDAQ or the OTC bulletin board, as applicable, for that date (or if Shares were not traded on such date, for the closest preceding date on which a trade occurred), or (b) if the Shares are not publicly traded, the fair market value of a Share as determined by the Board in good faith, using such criteria as the Board may, in its sole discretion, deem appropriate.

2.12	Optioned Shares. Those Shares subject to a stock Option granted pursuant to this Plan.
2.13	Optionee. An individual who has received a stock Option pursuant to this Plan.
2.14	Option Price. The payment to the Company for the Shares upon the exercise of an Option.
2.15	Option. An option granted hereunder to purchase Shares.
2.16	Parent. A parent corporation, whether now or hereafter existing, within the meaning of Section 424(e) of the Code.
2.17	Plan. Phoenix Healthcare Corporation 2000 Stock Option Plan, as may be amended from time to time.
2.18	Share. One share of the Company's Common Stock, as adjusted in accordance with Section 5.5 of this Plan.
2.19	Stock Option Agreement. The Agreement containing the terms and conditions of a stock Option granted in accordance with this Plan.
2.20	Subsidiary. A subsidiary corporation, whether now or hereafter existing, within the meaning of Section 424(f) of the Code.

ARTICLE 3
Plan Administration
3.1

Administration. (a) The Plan shall be administered by the Committee appointed by the Board. The Board may delegate any or all of its powers and duties hereunder to a Committee consisting of such members as the Board may designate. Reference to the Committee in this Plan shall mean the Board if no Committee has been appointed. The Committee shall have full discretion to administer and interpret the Plan and to adopt such rules, regulations, and procedures as it deems necessary or advisable. The Committee may engage a qualified brokerage or other financial services firm to assist it in the administration of the Plan.

(b) Records shall be kept of any actions taken by the Committee. A majority of the Committee shall constitute a quorum at any meeting. Any acts approved either (i) by a majority of the Committee members present at any meeting at which there is a quorum or (ii) in writing by all Committee members, shall be deemed to be acts of the Committee for purposes of this Plan.

(c) The interpretation of, and all actions taken under the Plan by the Committee shall be final, binding, and conclusive on all interested parties, including the Company, its shareholders, and all former, present, and future Employees, Directors and Consultants. The Committee may, as to questions of accounting, rely conclusively upon any determinations made by independent public accountants of the Company.

ARTICLE 4
Eligibility For Grants
4.1

Eligibility and Terms of Grants. The Committee shall have full discretionary authority to determine the persons eligible to receive an Option, the time or times at which the Optioned Shares may be purchased, and whether the Options may be exercised at one time or in increments.

4.2

Granting of Options. (a) The granting of any Option shall be entirely in the discretion of the Committee and nothing in the Plan shall be construed as giving any Employee, Director or Consultant any right to participate under this Plan or to receive any Option or right under it.

(b) The Committee may, in its sole discretion, accept the cancellation of outstanding Options in return for the grant of new Options for the same or different number of Shares and at the same or different Option Price.

(c) No one person may be granted Options under this Plan for more than seven million, five hundred thousand (7,500,000) Shares. This limitation shall be construed and applied in accordance with Section 162(m) of the Code.

ARTICLE 5
General Provisions
5.1

Stock Subject to Plan. Subject to the Provisions of Section 5.5, the maximum number of Shares for which Options may be granted pursuant to this Plan is twenty million (20,000,000). Shares subject to any unexercised Option granted under this Plan which has expired or terminated shall again become available under this Plan. The Shares that may be issued or delivered under the Plan may, as determined by the Board from time to time in its sole discretion, be authorized but unissued Shares, reacquired Shares or both.

5.2

Term and Expiration of Options. Each Option granted under this Plan shall be evidenced by a Stock Option Agreement, shall be subject to such amendment or modification from time to time as the Committee shall deem necessary or appropriate to comply with or take advantage of applicable laws or regulations, and shall, in addition to such other terms as the Committee may include, provide:

	(a)	that, subject to Section 5.2(b), the Option may be exercised only by the Optionee or Optionee's personal representative;
(b)

that no Option shall be transferable by the Optionee or by operation of law other than by will of, or by laws of descent and distribution applicable to, a deceased Optionee and that the Option and any and all rights granted to the Optionee thereunder and not previously exercised shall automatically terminate and expire upon any sale, transfer, or hypothecation or any attempted sale, transfer, or hypothecation of such rights or upon the bankruptcy or insolvency of the Optionee or Optionee's estate;

(c)

that subject to the foregoing provisions, an Option may be exercised at different times for portions of the total number of Shares which have vested, provided that no Option may be exercised for a fraction of a Share;

(d)

that no Optionee shall have the right to receive any dividend on or vote or exercise any right in respect of any Shares unless and until the certificate(s) for such Shares have been issued to such Optionee;

	(e)	that the Option shall expire at the earliest of the following:
		(i)	the date specified in the Stock Option Agreement, which date shall be no later than the ten year anniversary of the date of grant.
		(ii)	with respect to any Optionee,
			(A)	three (3) months after voluntary or involuntary termination of Optionee's position as Employee, Director or Consultant other than termination as described in subparagraph (B) or (C) below;
			(B)	upon the discharge of Optionee for dishonesty, gross negligence, willful misconduct, or conduct that adversely affects the interests of the Company (or any Parent or Subsidiary);
			(C)	upon death or disability, twelve (12) months after the last vesting date; if no vesting is involved, twelve (12) months after death or disability
(f)

that, to the extent an Option provides for the vesting thereof in increments, such vesting shall cease as of the date of the Optionee's ceasing to be an Employee, Director or Consultant, as applicable;

(g)

that the terms of the Option shall not be affected by any change of duties or position so long as the Optionee shall continue to be employed by, or be a Director of, or a Consultant to the Company or a Parent or Subsidiary.

5.3

Notice of Intent to Exercise Option. An Option may be exercised in whole or in part by notifying the Committee in the manner and upon the terms as may be provided in the Optionee's Stock Option Agreement.

5.4

Exercise of Option. Upon receipt by the Committee of the notice provided in Section 5.3, an Option shall be deemed to be exercised as to the number of Shares specified in such notice and Shares in that amount shall be issued to the Optionee upon payment to the Company of the Option Price as specified in Section 6.2 hereof. Payment of the Option Price shall be made in cash (or cash equivalent) in United States dollars and may (as permitted by the Committee in its sole discretion) be done in accordance with any procedures for a "cashless exercise" established by the Company with a brokerage or other qualified financial services company.

5.5

Recapitalization. Subject to any required action by the stockholders of the Company, the aggregate number of Shares for which Options may be granted hereunder, the number of Shares covered by any outstanding Option, and the Option Price under each such Option shall be proportionately adjusted for the following: (a) Any dividend or other distribution declared as to Common Stock which is payable in Shares; and (b) an increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or reverse split of shares, recapitalization or other capital adjustment. All fractional Shares or other securities which result from such an adjustment, shall be eliminated and not carried forward to any subsequent adjustment.

5.6

Substitutions and Assumptions. The Committee shall have the right to substitute or assume Options in connection with a stock dividend, stock split, share combination, share exchange, recapitalization, merger, consolidation, reorganization, or like corporate transaction which affects the number or nature of the Shares, the number of share reserved pursuant to Section 5.1 may be increased without further action by the stockholders by the corresponding number of Options assumed and, in the case of a substitution, by the net increase in the number of Shares subject to the Options before and after the substitution. All fractional Shares or other securities that result from such substitution shall be eliminated and not carried forward to any subsequent substitution.

5.7

Change in Control. In the event of the proposed sale of all or substantially all of the equity securities or assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to all of the Optioned shares, including Shares as to which the Option would not otherwise be fully exercisable. If the Committee makes an Option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of securities or assets, the Committee shall notify the Optionee that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option will terminate upon the expiration of such period.

5.8	Withdrawal. An Optionee may at any time elect in writing to abandon an Option with respect to the number of Shares as to which the Option shall not have been exercised.
5.9

Compliance with Applicable Laws and Certificate of Incorporation. (a) The Company shall have the right to place appropriate legends upon the certificate for any Shares issued pursuant to this Plan and take such other acts as it may deem necessary or appropriate to ensure that the issuance of Optioned Shares complies with applicable provisions of state and federal securities laws.

(b) The Company shall not be obligated to issue Shares under any Option granted under this Plan that would violate any law, rule or regulation. Each Optionee may be required to make representations and warranties, enter into restrictive agreements, or take such other actions as may be deemed necessary or appropriate by the Company to ensure compliance with applicable law and the Company's Certificate of Incorporation and By-Laws.

ARTICLE 6
Rules
6.1

Option Price. The Committee shall determine the purchase price of Shares subject to an Option at the time the Option is granted; provided that the purchase price shall not be less than eighty (80) percent of the Fair Market Value of such Shares on the date of the grant.

6.2

Payment Upon Exercise of Option. The amount to be paid by the Optionee upon exercise of a Nonqualified Stock Option shall be the full purchase price for the Optioned Shares, together with the amount of any required federal, state, and local tax withholding (as determined by the Company in its sole discretion). The Company may, in its sole discretion, permit an Optionee to elect to pay the required tax withholding by having the Company withhold Shares having a Fair Market Value at the time of exercise equal to the amount required to be withheld. An election by an Optionee to have Shares withheld for this purpose will (together with such additional restrictions as the Company may impose) be subject to the following:

	(a)	If an Optionee has received multiple Option grants, a separate election must be made for each grant;
	(b)	The election must be made prior to the date the Option is exercised;
	(c)	The election will be irrevocable; and
	(d)	The Company may reject the election.

ARTICLE 7
Amendment and Termination
7.1

Amendment. (a) The Board shall have the right to amend the Plan at any time and from time to time; provided, that no such amendment of the Plan shall, without stockholder approval, be effective if stockholder approval of the amendment is required at such time by any applicable law, regulation, rule or order.

	(b)	No amendment may be made that would cause Options not to qualify for exemption under Section 16 of the Exchange Act or meet the requirements of Section 162(m) of the Code.
(c)

No amendment of the Plan shall, without the written consent of the holder of an Option awarded under the Plan prior to the date of the amendment or termination, adversely affect the rights of such holder with respect to such Option (except to the extent necessary to comply with any applicable law, regulation, rule or order).

(d)

Notwithstanding anything herein or in any Stock Option Agreement to the contrary, the Board shall have the power to amend the Plan in any manner deemed necessary or advisable for Options to qualify for any exemption provided under Section 16 of the Exchange Act or meet the requirements of Section 162(m) of the Code and any such amendment shall, to the extent deemed necessary or advisable by the Board, be applicable to any outstanding Options previously granted under the Plan. In the event of such an amendment to the Plan, the holder of any Option shall, upon request of the Committee and as a condition for exercising of such Option, execute a conforming amendment in the form prescribed by the Committee to the Stock Option Agreement within such reasonable period of time as the Committee shall specify in such request.

7.2

Termination. The Board shall have the right to terminate the Plan at any time; provided, that no such termination shall terminate any outstanding Option previously granted under the Plan or adversely affect the rights of such holder without his or her written consent. No new Options may be granted under the Plan on or after the date of termination.

ARTICLE 8
Miscellaneous
8.1

Registration, Listing and Qualification of Shares. Each Option shall be subject to the requirement that if at any time the Board shall determine that the registration, listing or qualification of the Shares covered thereby upon any securities exchange or market or under any foreign, federal, state, or local law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the purchase of Shares thereunder, no such Option may be exercised unless and until such registration listing qualifications, consent or approval shall have been effected or obtained free of any condition not acceptable to the Company. Any person exercising an Option shall make such representations, warranties and agreements and furnish such information as the Board or the Company may request to assure compliance with the foregoing or any other applicable legal requirements.

8.2

No Rights to Continued Employment or Other Retention; No Restrictions. Neither this Plan nor any action taken hereunder shall be construed as giving any Employee, Director or Consultant any right to be retained in such position or status by the Company or any Parent or Subsidiary. Nothing in this Plan shall restrict the Company's rights to adopt other Option plans pertaining to any or all of the Employees, Directors or Consultants covered under this Plan or other Employees, Directors or Consultants not covered under this Plan.

8.3	Costs and Expenses. Except as provided herein, all costs and expenses of administering the Plan shall be paid by the Company.
8.4

Plan Unfunded. This Plan shall be unfunded. Except for the Board's reservation of a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure payment of any grant under the Plan.

8.5

Government Regulations. The rights of Optionees and the obligations of the Company hereunder shall be subject to all applicable laws, rules, and regulations and to such approvals as may be required by any governmental agency.

8.6	Proceeds from Sale of Stock. The Company may use proceeds of the purchase of Optioned Shares by an Optionee for any business purpose.
8.7	Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.
8.8	Invalidity. If any provision of the Plan shall be held invalid or unlawful for any reason, such event shall not affect or render invalid or unenforceable the remaining provisions of the Plan.